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                                                                    Exhibit 23.4

                          Independent Auditor's Consent

The Board of Directors and Stockholders
TMBR/Sharp Drilling, Inc.

We consent to the use of our report dated June 5, 2003, with respect to the balance sheets of TMBR/Sharp Drilling, Inc., as of March 31, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the March 31, 2003 annual report on Form 10-K of TMBR/Sharp Drilling, Inc. incorporated herein by reference and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus. The 2001 financial statements of TMBR/Sharp Drilling, Inc. were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion of those financial statements in their report dated May 18, 2001.

                                                  /s/  KPMG LLP


Midland, Texas

December 9, 2003